Chembio Diagnostics Reports 2013 Financial Results

Conference Call and Webcast Today at 10:00 a.m. Eastern

MEDFORD, NY, March 6, 2014 -- Chembio Diagnostics, Inc. (Nasdaq:CEMI), a leader in point-of-care diagnostic tests for infectious diseases, today reported financial results for the quarter and year ended December 31, 2013, which include record revenues, and a tenth consecutive year of double-digit organic revenue growth.

Financial highlights for fiscal year 2013 include the following (all comparisons are with fiscal year 2012):

•	Total revenues of $29.55 million, up 15% compared with $25.61 million
•	Product sales of $27.52 million, up 13% compared with $24.33 million
•	Operating income of $1.00 million, compared with $1.45 million
•	Net income of $531,000, or $0.06 per diluted share, compared with $941,000, or $0.11 per diluted share

Financial highlights for the 2013 fourth quarter include the following (all comparisons are with the 2012 fourth quarter):

•	Total revenues of $7.86 million, down .1% compared with $7.87 million
•	Product sales of $7.10 million, down 4% compared with $7.41 million
•	Operating loss of $176,000, compared with operating income of $705,000
•	Net loss of $262,000, or $0.03 per diluted share, compared with net income of $492,000, or $0.06 per diluted share

Lawrence Siebert, Chembio's Chief Executive Officer, stated, "During 2013, Chembio made great strides in expanding the international reach for its products.  We are experiencing particularly strong demand for our unique DPP® HIV-Syphilis product that we launched in Mexico in the fourth quarter and, with the addition of new sales and distribution assets in Asia, Africa, and Europe, and ongoing growth opportunities in North America and South America, we have a great platform for continued growth of this and other products in our portfolio."

"A key strategic investment for Chembio is establishing a commercial sales organization in the U.S. to market Chembio-branded products.  We have begun to do this as we have a robust pipeline of products that will be marketed under the Chembio-brand in the medium and long term, including our DPP® HIV 1/2 Assay for use with oral fluid or blood samples."

"We believe 2014 will be a transformational year for Chembio.  Following our fifth consecutive year of profitability, we began 2014 with the strongest balance sheet in our history.  We will continue to invest in providing our customers worldwide with innovative products that help people to live longer and healthier lives."

Full Year 2013 Results

Total revenues for fiscal year 2013 of $29.55 million were up 15% compared with total revenues of $25.61 million in the prior-year period. Product sales in the 2013 year of $27.52 million were up 13% compared with product sales of $24.33 in the prior-year period, primarily due to stronger sales of lateral flow technology products, particularly, in South America and partially offset by declines in DPP® product sales in Brazil to FIOCRUZ.  The research and development ("R&D"), milestone, grant and royalty revenues for 2013 increased to $2.03 million from $1.28 million in the prior-year period.

Gross margin for the 2013-year increased 14% to $12.30 million compared with $10.79 million for the prior-year period, due primarily to the increase of products sold. Product gross margin 2013 increased 8%, to $10.27 million, from $9.51 million in the prior-year period.

R&D expenses in the year of 2013 were $5.83 million, compared with $4.49 million in the prior-year period. The 2013 year included $1.52 million of clinical trial expenses related to our DPP® HIV 1/2 Assay CLIA waiver study, compared with $820,000 of total clinical trial expenses in the prior-year period.

Selling, general and administrative expenses in 2013 increased 13% to $5.46 million from $4.85 million in the prior-year period, largely due to wages and related expenses, and other expenses, partially offset by lower commissions paid on DPP® product sales to Brazil.

Operating income for 2013 was $1.00 million, compared with operating income of $1.45 million for the prior-year period.

Net income for 2013 was $531,000, or $0.06 per diluted share, compared with net income of $941,000, or $0.11 per diluted share, for the prior-year period.

Fourth Quarter Results

Total revenues for the fourth quarter of 2013 of $7.86 million were down 0.1% compared with total revenues of $7.87 million in the prior-year period. Product sales in the 2013 fourth quarter of $7.10 million were down 4% compared with product sales of $7.41 million in the prior-year period.  Research and development ("R&D"), milestone, and grant and royalty revenues for the three months ended December 31, 2013 increased to $764,000 from $458,000 in the prior-year period.

Gross margin for the 2013 fourth quarter increased 3.5% to $3.27 million compared with $3.16 million for the prior-year period, due primarily to the higher amount of R&D, milestone, and grant and royalty revenues. The amount of product gross margin for the fourth quarter of 2013 decreased 7% to $2.50 million, from $2.70 million in the prior-year period.

R&D expenses in the fourth quarter of 2013 were $1.69 million, compared with $1.12 million in the prior-year period. The 2013 fourth quarter included $490,000 of clinical trial expenses related to our DPP® HIV 1/2 Assay CLIA waiver study, compared with $157,000 in the prior-year period.

Selling, general and administrative expenses in the fourth quarter of 2013 increased to $1.76 million from $1.33 million in the prior-year period, largely due to increased wages and related costs.

Operating loss for the fourth quarter of 2013 was $176,000, compared with an operating income of $705,000 for the prior-year period.

Net loss for the fourth quarter of 2013 was $262,000, or $0.03 per diluted share, compared with net income of $492,000, or $0.06 per diluted share, for the prior-year period.

Balance Sheet Highlights

The Company had cash and cash equivalents of $9.65 million as of December 31, 2013, compared with $2.95 million as of December 31, 2012. The primary reason for this increase was net cash received from the April 2013 common stock funding of $5.40 million. Additional cash for the year was provided from net income plus non-cash expenses of $1.90 million and from a decrease in accounts receivables of $263,000, together with increased accounts payable and other accrued liabilities of $982,000. Partially offsetting these provisions was a use of cash for increased inventories of $701,000 and for other items of $162,000. Overall, working capital increased by $6.59 million during the year from $7.63 million to $14.22 million.

Conference Call

To participate on the conference call, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until March 13, 2014 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering conference ID #:13576790. The conference call may also be accessed via the Internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=172309.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of Chembio's website at www.chembio.com.  To listen to the live call, please go to the website 15 minutes prior to its start to register, download, and install the necessary audio software.  A replay will be available on the website for a limited time.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 200 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

(Tables to follow)

Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consolidated Results of Operations

	For the three months ended		For the years ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Net product sales	$7,096,191	$7,407,919	$27,515,786	$24,327,355

License and royalty revenue	4,008	-	4,906	-

R&D, milestone and grant revenue	760,096	458,147	2,028,917	1,283,240

TOTAL REVENUES	$7,860,295	$7,866,066	$29,549,609	$25,610,595

GROSS MARGIN	$3,268,908	$3,157,589	$12,300,159	$10,789,991

Research and development expenses	$1,686,048	$1,122,483	$5,834,249	$4,486,302

Selling, general and administrative expenses	$1,758,902	$1,330,035	$5,461,083	$4,851,587

(LOSS) INCOME FROM OPERATIONS	$(176,042)	$705,071	$1,004,827	$1,452,102

OTHER INCOME (EXPENSE):	$2,067	$603	$12,943	$(1,584)

Income tax provision	$88,012	$214,017	$486,952	$509,237

NET (LOSS) INCOME	$(261,987)	$491,657	$530,818	$941,281

Basic (loss) earnings per share	$(0.03)	$0.06	$0.06	$0.12

Diluted earnings (loss) per share	$(0.03)	$0.06	$0.06	$0.11

Weighted average number of shares outstanding, basic	9,324,783	8,020,525	8,994,080	7,986,030

Weighted average number of shares outstanding, diluted	9,324,783	8,638,205	9,519,968	8,614,944

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consolidated Balance Sheets

	December 31, 2013	December 31, 2012

CURRENT ASSETS:
Cash and cash equivalents	$9,650,275	$2,951,859
Accounts receivable, net of allowance for doubtful accounts of $24,000 and $58,000 at December 31, 2013 and 2012, respectively	4,592,121	4,821,357
Inventories	3,188,726	2,488,071
Prepaid expenses and other current assets	1,099,379	747,463
TOTAL CURRENT ASSETS	18,530,501	11,008,750

FIXED ASSETS, net of accumulated depreciation	1,978,232	1,427,646

OTHER ASSETS:	3,977,859	4,898,754

TOTAL ASSETS	$24,486,592	$17,335,150

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	4,309,490	3,303,923
Current portion of loans payable	-	51,236
Customer deposits	-	23,224
TOTAL CURRENT LIABILITIES	4,309,490	3,378,383

Loans payable - net of current portion	-	82,247

TOTAL LIABILITIES	4,309,490	3,460,630

STOCKHOLDERS' EQUITY:
Common stock - $.01 par value; 100,000,000 shares authorized, 9,324,783 and 8,036,232 shares issued and outstanding for 2013 and 2012, respectively	93,248	80,362
Additional paid-in capital	46,875,027	41,116,149
Accumulated deficit	(26,791,173)	(27,321,991)
TOTAL STOCKHOLDERS' EQUITY	20,177,102	13,874,520

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,486,592	$17,335,150

Chembio Diagnostics, Inc. & Subsidiary
Summary of Consolidated Cash Flow
For the years ended

	December 31, 2013	December 31, 2012

Net cash provided by operating activities	$2,277,614	$761,084
Net cash used in investing activities	(885,609)	(872,442)
Net cash provided by (used in) financing activities	5,306,411	52,263
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$6,698,416	$(59,095)